Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 Amendment #1 (File No. 333-191018) of our report dated August 6, 2013 with respect to the audited financial statements of Falconridge Oil Technologies Corporation (fka Ameriwest Petroleum, Inc.) for the years ended May 31, 2013 and 2012 and the period from May 30, 2007 (inception) through May 31, 2013 and our report dated July 29, 2013 with respect to the audited financial statements of Falconridge Oil Ltd. for the years ended February 28, 2013 and 2012.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

October 23, 2013